EXHIBIT 5.1

VENTURE  LAW  CORPORATION
Suite  618  -  688  West  Hastings  Street
Vancouver,  British  Columbia  V6B  1P1
Phone:  604-659-9188
Fax:  604-659-9178

     July  10,  2003



CyPacific  Trading  Inc.
c/o  16th  Floor,  543  Granville  Street
Vancouver,  British  Columbia
V6C  1X8

Dear  Sirs  and  Madams,

RE:  OPINION  LETTER  REGARDING  STOCK  ISSUANCES  -  CYPACIFIC  TRADING  INC.

We have been requested to provide this opinion regarding the prior stock issuances of CyPacific Trading Inc. (the "Corporation") which comprise the 2,000,000 common shares of the Corporation referenced for resale in the Form F-1 prospectus filed with the Securities and Exchange Commission.

In this regard, we have reviewed and are familiar with and have relied upon, to the extent necessary:

a) all currently effective Memorandum (as such term is defined in the Company Act, British Columbia) and Articles of the Corporation;
b) all currently effective Memorandum (as such term is defined in the Company Act, British Columbia) and Articles of the Corporation; and
c) such other corporate documents, records, rulings, orders, reports, certificates and instruments as we have considered appropriate.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied on oral or written statements and representations of officers and other representatives of the Corporation and others.

Our opinion pertains only to applicable corporate law matters governed by the laws of the Province of British Columbia and Canada, and we do not express any opinion as to the laws of any other jurisdiction or any other applicable law or regulation.

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Based  on  and  subject  to  the  foregoing,  we  are  of  the  opinion  that:

1. The authorized capital of the Corporation consists of 100,000,000 common shares without par value.
2. The 2,000,000 common shares of the Corporation referenced in the Form F-1 prospectus for resale are validly issued and outstanding as fully paid and non-assessable shares.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement filed by the Corporation. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the rules and regulations of the Commission promulgated thereunder.

We consent to the reference to our firm under the caption " Experts" in the Registration Statement filed by the Corporation.

This law firm expressly disclaims any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify this opinion. This opinion is expressly limited to the matters stated herein, and this law firm makes no opinion, express or implied, as to any other matters relating to the Corporation or its securities.

Yours  Truly,

VENTURE  LAW  CORPORATION

/s/  Alixe  B.  Cormick
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Per:  Alixe  B.  Cormick